MEMORANDUM of UNDERSTANDING

This Agreement, dated the 26th day of January, 2009, by and between REDS, LLC, hereinafter referred to as “REDS”, and NITRO PETROLEUM, INC., hereinafter referred to as “NITRO”.

WITNESSETH:

WHEREAS, REDS has acquired individual Indian mineral leases located in and around CROW INDIAN reservation in the State of Montana, and,

WHEREAS, NITRO, publicly held Oil & Gas Company, is desirous of entering into an Agreement to explore the acreage owned by REDS for oil and gas:

NOW, THEREFORE, the parties hereto have agreed as follows:

1.

NITRO will have the right to obtain from REDS leases covering the first ten wells (Phase One) to be drilled on the lands described in Exhibit “A”, attached hereto and made a part hereof as if fully set forth at length, and NITRO will implement the procedures necessary to comply with the regulatory authorities responsible for the approval and permitting of wells on the said individual Indian lands. These first ten wells will explore for oil and gas, as is fully described in Exhibit “A”, it being expressly agreed to by the parties that NITRO will be entitle to its proportionate part of all hydrocarbons covered under the leases to be assigned.

2.

As consideration for the assignment to NITRO of said leases by REDS, NITRO will pay REDS a signing bonus of seventy-five thousand dollars ($75,000). It is agreed and understood that the release of the signing bonus is contingent upon REDS delivering to NITRO the TSR (Title Status Reports) reports for each owner for each 160 acre tract and assign the unencumbered leases for the160 acre tracts to NITRO signed by all owners and fractional owners of the mineral rights for the 10 individual 160 acre tracts.

3.

In addition, NITRO further agrees to escrow the sum of $250,000.00 (Two Hundred Fifty thousand dollars), immediately after the leases have been deemed unencumbered and accepted into record by the County of jurisdiction. NITRO has agreed to pay for the lien research and to take full responsibility to record the leases in the County courthouse. It is further understood that REDS will give meaningful consultation and willful assistance to assist NITRO in this process.

4.

This deposit will be paid to an Escrow Agent, to be appointed by REDS, however REDS as indicated that their escrow agent of choice will be SUN TRUST BANK located in Nashville, Tennessee. The sum shall be released on a pro-rata basis to REDS as each well lease and permit is approved by the Bureau of Indian Affairs and the permitting by the Bureau of Land Management, both being Federal Agencies having regulatory responsibilities in these matters.

5.

It is further agreed that the royalties to be paid shall be from gross 1/5th (20%) of all oil and gas produced, except for the coal royalties, which shall be the 1/8th royalty called for in the leases to be assigned.

6.

Upon successful completion of permitting and lease approvals and development of Phase One, NITRO shall have the right of first refusal of obtaining additional offset leases from the acres held by REDS, for Phase Two. Phase Two will consist of drilling an additional ten wells, and the same terms and conditions that governed Phase One will apply to Phase Two, except NITRO agrees to pay the sum of $300,000 for the right to drill 10 wells with each well consisting of 160 acre tracts each unless Phase One is deemed economically unfeasible as a result of the drilling of the 10 wells as noted above. If NITRO determines that the drilling program in Phase One will never reach payout in a fair and reasonable time period, then REDS agrees to allow NITRO the right to drill the 10 wells with each well consisting of 160 acre tracts in Phase Two for no additional fees. NITRO will submit to REDS a list of the desired leases upon which they wish to drill and upon assignment of said leases will implement the procedures necessary to accomplish same. Upon completion of Phase Two, NITRO shall have the option of acquiring from REDS additional leases to another ten wells, effectively Phase Three. Phase Three will be implemented on the same terms and conditions as Phase Two, except NITRO agrees to pay the sum of $400,000 for the right to drill 10 wells with each well consisting of 160 acre tracts unless Phase Two is deemed economically unfeasible as a result of the drilling of the 10 wells as noted above. It is understood that all three Phases shall consist of a minimum of ten wells in each phase, and NITRO shall have the option of drilling development wells on the leases acquired in Phases One, Two and Three.

7.

It is the intent of REDS, LLC and NITRO to enter into a mutually agreeable business relationship whereby NITRO will have a contractual relationship with REDS to drill at least 10 wells with each well consisting of 160 acre tract mineral leases owned by REDS or by members of REDS. It is guaranteed by NITRO that the paper process will begin immediately for approval and selection of the lease locations; however, the lease approvals by the BIA and the drilling permits by the BLM may take 60 days or more. If for some reason the leases are not approved by the regulatory authorities within 90 days of the date of this agreement, the escrow agent shall refund to NITRO the $250,000 and this Agreement shall be terminated, unless the parties hereto agree in writing to extend the period for approval.

8.

It is further agreed by the parties hereto that wherever possible, regardless of the well spacing required by the government regulations and tribal treaty, that REDS will assign a total of 160 mineral acres around the drill site of each well.

9.	NITRO agrees to comply with all regulatory requirements and to drill the wells contemplated herein as expeditiously as is reasonably possible.

10.

It is understood by the parties hereto that REDS may pursue the development of a portion of the acreage under a joint venture agreement, primarily for the exploitation of the coal and coal bed methane reserves. However, the joint venture agreement shall not encompass the 160 acre leased acreage to be assigned to NITRO under this Agreement nor shall REDS interfere with production on the lease acreage to be assigned to NITRO.

11.	This instrument incorporates all the negotiations of the parties previously agreed to, and no changes may be made to this agreement unless specifically agreed to by all the parties hereto in writing.
12.

Any controversy or claim relating to this Agreement shall be construed according to Federal Law, and any dispute shall be settled in the appropriate Federal Court. There shall be no presumption of interpretation for or against the party primarily responsible for preparation of this Agreement.

13.	This Agreement shall be binding upon the parties hereto, the Heirs, Executors and Personal Representatives, and their respective Successors and Assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year set forth above.

REDS, LLC

By:	/s/ Grady Hunts The Arrow
GRADY HUNTS THE ARROW, CHAIRMAN
By:	/s/ Loren Old Bear
LOREN OLD BEAR, OFFICE MANAGER, SECRETARY

NITRO PETROLEUM, INC.

By:	/s/ Larry Wise
LARRY WISE, PRESIDENT & CEO